Exhibit 99.2

P.O. BOX 8016, CARY, NC 27512-9903

NCR CORPORATION

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF

MATERIALS

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

YOU ARE NOT REQUIRED TO RESPOND OR TAKE ANY OTHER ACTION

NCR Corporation (“NCR”) is providing this notice to you because you hold NCR common stock or you participate in a plan that invests NCR stock. NCR has released materials for your information regarding the spin-off of NCR ATMCo, LLC, a wholly-owned subsidiary of NCR (“NCR ATMCo”), from NCR. To effect the spin-off, NCR will distribute on a pro rata basis to its stockholders as of [●] local New York City time on [●], the record date for the distribution, 100% of the issued and outstanding shares of NCR ATMCo common stock. Immediately following the distribution, NCR and NCR ATMCo will be two independent, publicly traded companies.

NCR ATMCo is providing this notice and the materials FOR YOUR INFORMATION ONLY. These materials consist of the information statement that NCR has prepared in connection with the spin-off (the “Information Statement”), plus any supplements thereto. You are NOT required to respond or take any other action. NCR ATMCo is NOT soliciting a proxy or other consent from you in connection with the spin-off. These materials are NOT a form for voting.

This notice provides instructions on how you can access the materials that NCR ATMCo has prepared in connection with the spin-off. The materials contains important information, and we encourage you to review it. You may view the materials (including the Information Statement) online at www.proxydocs.com/ncr and easily request a paper or e-mail copy of it. If you want to receive a paper or e-mail copy of the materials, you must request one. There is no charge to you for requesting a copy. In order to receive an information statement, please make this request on or before [●] by using one of the following methods.

INTERNET www.investorelections.com/NCR	TELEPHONE (866) 648-8133	* E-MAIL paper@investorelections.com

When requesting via the Internet or telephone you will need the 12 digit control number located in the shaded box above.	*If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located above) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.